                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, For Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   GENTEK INC.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                 -----------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      (5) Total fee paid:

          ---------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:_______________________________________________

      (2) Form, Schedule or Registration Statement No.:_________________________

      (3) Filing Party:_________________________________________________________

      (4) Date Filed:___________________________________________________________

[GenTek LOGO]

                                           April 14, 2004

Dear Fellow Stockholders:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of GenTek Inc. (the 'Annual Meeting') to be held at 200 Galleria Officentre #200, Southfield, Michigan 48034 on Wednesday, May 12, 2004, at 2:00 p.m., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials.

    IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided.

                                           Sincerely,

                                           John G. Johnson, Jr.
                                           ----------------------------------
                                           JOHN G. JOHNSON, JR.
                                           Chairman of the Board of Directors

                                  GENTEK INC.

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 2004
                            ------------------------

To the Stockholders of
GENTEK INC.:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of GenTek Inc., a Delaware corporation (the 'Company'), will be held at 200 Galleria Officentre #200, Southfield, Michigan 48034, on Wednesday, May 12, 2004, beginning at 2:00 p.m., local time (the 'Annual Meeting'). The matters to be considered by stockholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

        (i) a proposal to elect two Class I directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and duly qualified;

        (ii) a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for fiscal year 2004; and

        (iii) any other business that may properly come before the Annual Meeting or any adjournment of the annual meeting.

    Only stockholders of record at the close of business on April 5, 2004 will be entitled to notice of and to vote at the Annual Meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

                                          By Order of the Board of Directors,

                                          Mark Sustana
                                          ------------------------
                                          MARK SUSTANA
                                          Assistant Secretary

Parsippany, New Jersey
April 14, 2004

                                  GENTEK INC.
                              90 EAST HALSEY ROAD
                          PARSIPPANY, NEW JERSEY 07054

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 2004

    This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of GenTek Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at 200 Galleria Officentre #200, Southfield, Michigan 48034, on Wednesday, May 12, 2004, at 2:00 p.m., Eastern Time, and any adjournments or postponements thereof (the 'Annual Meeting'). 'We,' 'our,' 'us,' 'the Company' and 'GenTek' each refer to GenTek Inc. The mailing address of our principal executive office is 90 East Halsey Road, Parsippany, New Jersey 07054. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed on or about April 14, 2004, to holders of record as of April 5, 2004, of our common stock, no par value per share (the 'Common Stock').

    A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies the Company not later than the close of business on the fifteenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed by the Company. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

        At the Annual Meeting, stockholders of the Company's Common Stock will vote upon:

        (i) a proposal to elect two Class I directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and duly qualified;

        (ii) a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for fiscal year 2004; and

        (iii) any other business that may properly come before the Annual Meeting or any adjournment of the annual meeting.

                        GENERAL INFORMATION ABOUT VOTING

SOLICITATION OF PROXIES

    The enclosed proxy is solicited by and on behalf of our board of directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of GenTek, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on April 5, 2004 and will provide reimbursement for the cost of forwarding the material.

STOCKHOLDERS ENTITLED TO VOTE

    As of the record date, there were outstanding and entitled to vote 10,000,000 shares of our Common Stock. Each share of our Common Stock entitles the holder to one vote. Stockholders of record at the close of business on April 5, 2004 are entitled to vote at the Annual Meeting or any adjournment thereof. A stockholder list will be available for examination by GenTek stockholders at the Annual Meeting and at the office of the Company at 90 East Halsey Road, Parsippany, New Jersey 07054, during ordinary business hours during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

    In addition, we have outstanding Tranche A Warrants to purchase an aggregate of 1,173,184 shares of Common Stock, Tranche B Warrants to purchase an aggregate of 619,095 shares of Common Stock and Tranche C Warrants to purchase an aggregate of 302,366 shares of Common Stock, none of which had been exercised as of the record date. The Tranche A, B and C Warrants have no voting rights.

REQUIRED VOTE

    The holders of shares of our Common Stock representing a majority of the voting power of the outstanding shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy at the Annual Meeting, shall constitute a quorum. If you have returned a valid proxy or, if you hold your shares in your own name as holder of record and you attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting, from time to time, until a quorum has been obtained.

    For the election of the nominees to our board of directors, the affirmative vote of a plurality of the votes of the Common Stock cast is sufficient to elect a director if a quorum is present. For the ratification of Deloitte & Touche LLP, the affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the matter if a quorum is present.

    If the enclosed proxy is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:

        (i)  FOR the election of each of the nominees to our board of directors;

        (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for fiscal year 2004; and

        (iii) in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

    Abstentions (and broker non-votes) will have no effect on the outcome of the election of our board of directors. Abstentions (and broker non-votes) will be counted and will have the same effect as a vote against the ratification of the appointment of Deloitte & Touche LLP. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.

    Abstentions and broker non-votes will be counted in determining the presence of a quorum. 'Broker non-votes' are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it is precluded by rules of a stock exchange or the NASD from voting on a matter.

VOTING

    If you hold your shares of our Common Stock in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our Common Stock in person at the Annual Meeting.

    If your shares of our Common Stock are held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your shares voted at the Annual Meeting.

RIGHT TO REVOKE PROXY

    If you hold shares of our Common Stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

     send written notice of revocation, prior to the Annual Meeting, to the Corporate Secretary, at 90 East Halsey Road, Parsippany, New Jersey 07054;

     sign, date and mail a new proxy card to the Corporate Secretary; or

     attend the Annual Meeting and vote your shares in person.

    If shares of our Common Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

COPIES OF ANNUAL REPORT TO STOCKHOLDERS

    A copy of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the 'SEC'), for our latest fiscal year will be mailed to stockholders entitled to vote at the Annual Meeting with these proxy materials on or about April 14, 2004 and is also available without charge to stockholders upon written request to: 90 East Halsey Road, Parsippany, New Jersey 07054,
Attention: Corporate Secretary.

VOTING RESULTS

    Wells Fargo Shareholder Services, our independent Inspector of Election, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2004, which we plan to file with the SEC in August 2004.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The board of directors recommends a vote:

        (i) FOR the election of each of the nominees to our board of directors; and

        (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for fiscal year 2004.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The first proposal is to elect two Class I directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and duly qualified.

    Our charter authorizes the number of directors to be not less than one, nor more than eight. The number of directors on the board is currently fixed at eight. Our board of directors is divided into three classes. The members of each class of directors serve staggered three-year terms. Each of our current directors was appointed to our board of directors pursuant to our plan of reorganization under Chapter 11 of the Bankruptcy Code (the 'Plan'), effective November 10, 2003 (the 'Effective Date').

    Our current board of directors is classified as follows:

                                    TERM
CLASS      DIRECTOR                 EXPIRATION
-----      --------                 ----------
Class II   John G. Johnson, Jr.     2005
Class I    Dugald K. Campbell       2004
Class II   Henry L. Druker          2005
Class III  Kathleen R. Flaherty     2006
Class III  Bruce D. Martin          2006
Class III  John F. McGovern         2006
Class I    William E. Redmond, Jr.  2004
Class II   Richard R. Russell       2005

    In general, the term for a Class I director expires in 2004, the term for a Class II director expires in 2005 and the term for a Class III director expires in 2006.

    Upon recommendation of the Corporate Governance and Nominating Committee, the board has unanimously nominated for election the following director nominees for election as directors:

                                  TERM
CLASS    NOMINEE                  EXPIRATION
-----    -------                  ----------
Class I  Dugald K. Campbell       2007
Class I  William E. Redmond, Jr.  2007

    Management does not contemplate that the nominees will be unable to stand for election at the Annual Meeting, but in that event, proxies solicited hereby will be voted for the election of such other person as may be recommended by the board in place of such nominee. The affirmative vote of a plurality of the votes of the Common Stock cast is sufficient to elect a director if a quorum is present. Abstentions from voting on this proposal (and broker non-votes) will have no effect on the outcome of the vote. The board of directors recommends a vote FOR each of the nominees.

INFORMATION CONCERNING THE DIRECTORS AND THE DIRECTOR NOMINEES

    Set forth below is certain biographical information for the directors and each of the director nominees. All of the director nominees currently serve on our board of directors. For a description of beneficial ownership, see the 'Security Ownership of Management and Certain Beneficial Owners' section, and the footnotes thereto, included in this proxy statement.

    If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our board of directors.

JOHN G. JOHNSON, JR. .................  Mr. Johnson was President and Chief Executive Officer
Chairman since November 2003            of Foamex International Inc. from 1999 through 2001
Age: 63                                 and currently serves as a Director of Thermadyne
                                        Holdings, Inc. Mr. Johnson spent 5 years with
                                        Safety-Kleen Corporation where he served as President
                                        and Chief Executive Officer (1995 to 1997) and
                                        President and Chief Operating Officer (1993-1994).
                                        Prior to 1992, Mr. Johnson spent 34 years with ARCO
                                        where he was a director and president of ARCO
                                        Chemicals America from 1987 to 1992.

DUGALD K. CAMPBELL ...................  Mr. Campbell currently serves as a Director of MTS
Director since November 2003            Systems Corporation and JL French Automotive Castings
Age: 57                                 Inc. Mr. Campbell was President and Chief Executive
                                        Officer of Tower Automotive Inc. from 1993 to 2003.
                                        Prior to that, Mr. Campbell served in senior
                                        leadership roles within the automotive groups of
                                        Allied Signal Corporation and Siemens AG.

HENRY L. DRUKER ......................  Mr. Druker is a Partner of Questor Management Company,
Director since November 2003            a private investment firm, where he has been
Age: 50                                 specializing in investing in turnaround and special
                                        situation companies since 1995. Previously, he was a
                                        Partner of a Toronto based merchant bank, Gordon
                                        Capital, Managing Director and head of the leveraged
                                        buyout group at L.F. Rothschild, Inc. and an associate
                                        in corporate finance at Goldman Sachs & Co. Mr. Druker
                                        is a former Director of Aegis Communications,
                                        Thermadyne Holdings and Pathsource, Inc.

KATHLEEN R. FLAHERTY .................  Ms. Flaherty currently serves as a Director of CMS
Director since November 2003            Energy Corporation and Marconi Corporation, plc. Ms.
Age: 52                                 Flaherty was previously President and Chief Operating
                                        Officer of Winstar International from 1999 through
                                        2001. From 1997 through 1998, Ms. Flaherty was the
                                        Senior Vice President, Global Product Architecture for
                                        MCI Communications, Inc.

BRUCE D. MARTIN ......................  Mr. Martin has been employed by Angelo, Gordon & Co.,
Director since November 2003            L.P. from 1999 to the present where he is a Director
Age: 35                                 specializing in Distressed Debt, Leveraged Loans and
                                        Special Situations. Previously, he served as a Vice
                                        President and Senior Research Analyst with Putnam
                                        Investments. Mr. Martin is a Chartered Financial
                                        Analyst.

JOHN F. MCGOVERN .....................  Mr. McGovern is Founder and a Partner of Aurora
Director since November 2003            Capital LLC since 1999. Prior to joining Aurora
Age: 57                                 Capital, Mr. McGovern worked for Georgia-Pacific
                                        Corporation from 1981 to 1999 serving in many
                                        different positions, most recently as Executive Vice
                                        President, Finance and Chief Financial Officer from
                                        1994 to 1999. Mr. McGovern currently serves on the
                                        Board of Directors for Payless ShoeSource, Inc. and
                                        Forest2Market. Mr. McGovern was formerly a director of
                                        Golden Bear, Inc., ChanneLinx, Inc. and Seabulk
                                        International, Inc. Mr. McGovern also served as
                                        temporary Chief Executive Officer of ChanneLinx, Inc.,
                                        a company that filed for Chapter 11 protection
                                        approximately one year after Mr. McGovern left the
                                        Company.

WILLIAM E. REDMOND, JR. ..............  Mr. Redmond has been a Director of World Kitchen
Director since November 2003            Incorporated since January 2003 and a Director of Arch
Age: 44                                 Wireless since June 2002. He served as Chairman,
                                        President and Chief Executive Officer for Garden Way
                                        Incorporated from December 1996 through February 2003.
                                        Garden Way Incorporated filed for Chapter 11
                                        protection in 2001.

RICHARD R. RUSSELL ...................  Mr. Russell has served as the President and Chief
Chief Executive Officer, President and  Executive Officer and a Director of GenTek, Inc. since
Director since April 1999.              April 1999. From 1996 through April 1999, he served as
Age: 61                                 the President and Chief Executive Officer and a
                                        Director of The General Chemical Group Inc. Mr.
                                        Russell has also been the President and Chief
                                        Executive Officer of GenTek Holding Corporation, a
                                        subsidiary of GenTek (previously known as General
                                        Chemical Corporation) since 1986.

COMPENSATION OF DIRECTORS

    The non-employee directors of GenTek are entitled to receive cash compensation and compensation pursuant to the plans described below.

    Cash Compensation. Non-employee directors of the Company receive compensation of $35,000 per year, with additional fees of $1,000 for attendance at each board or committee meeting. The board chairman receives an additional $35,000 per year. Committee chairpersons also receive additional compensation in the amount of $10,000, with the exception of the audit committee chair who receives $15,000.

    Equity-based Compensation. At the time the members of the board of directors were appointed, an understanding was reached that each non-employee director of the Company would receive an annual grant of equity securities with a grant date value of $35,000. This agreement has not been implemented to date, but is expected to be implemented in 2004.

STATEMENT ON CORPORATE GOVERNANCE

    Overview. We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our board of directors has implemented numerous corporate governance enhancements to further strengthen the board of directors' capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company's code of business conduct and ethics, committee charters and other documents setting forth the Company's corporate governance practices can be accessed in the 'Investing' section of the Company's website at www.gentek-global.com or by writing to the Company at GenTek Inc., 90 East Halsey Road, Parsippany, New Jersey 07054, Attention:
Investor Relations. In addition, the board has reviewed compliance by the Company with the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC to determine if it is in compliance with all such standards.

    Communicating with the Board of Directors. Stockholders may send communications to the Company's board of directors by writing to the board at:
GenTek Inc., 90 East Halsey Road, Parsippany, New Jersey 07054, Attention:
General Counsel. Communications should be addressed to the board or any individual director or group of directors, as applicable, by either name or title. All communications will be opened by the office of the General Counsel for the sole purpose of determining whether the contents of the communication represent a message to the Company's directors. Any communication not in the nature of advertising, promotions of a product or service or patently offensive material will be promptly forwarded to the intended recipient or recipients.

    Code of Business Conduct and Ethics. The board has adopted a code of business conduct and ethics that applies to all employees, directors and officers, including the Company's principal executive officer, principal financial officer and principal accounting officer. The purpose of the code of business conduct and ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof. The code of business conduct and ethics is available in the 'Investing' section of the Company's website at www.gentek-global.com, or by writing the Company at GenTek Inc., 90 East Halsey Road, Parsippany, New Jersey 07054, Attention: Investor Relations.

BOARD AND COMMITTEE MEETINGS

    Each of our current directors was appointed to our board of directors pursuant to the Plan under Chapter 11 of the Bankruptcy Code, effective as of the Effective Date. All of our directors, other than Mr. Russell, are 'independent' under the standards of the Nasdaq national market.

    During the year ended December 31, 2003, our board of directors held five meetings, of which one meeting was held by the new board of directors appointed pursuant to the Plan. No incumbent director attended fewer than 75 percent of all meetings of our board of directors and the committees on which such director served held while such director was serving on our board. The board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee. During 2003, the Audit Committee met five times, the Compensation Committee met four times and the Nominating Committee met four times. The Company's Executive Committee was established in November 2003 and has not met to date. The Company did not hold an annual meeting in 2003.

    Audit Committee. The Audit Committee of the board consists of Messrs. Johnson, McGovern and Redmond, with Mr. McGovern serving as Chairman. All of the members of the Audit Committee are 'independent' and, as a result, no member has any relationship with the Company that may interfere with the exercise of his independence from the Company and the Company's management. The board has determined that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The board has determined that Mr. McGovern qualifies as an 'Audit Committee Financial Expert' as defined by the rules of the SEC. A copy of the Audit Committee's written charter is included in this proxy statement as Appendix A and can also be found in the 'Investing' section of the Company's website at www.gentek-global.com, or may be obtained by contacting the Company's Secretary.

    The primary duties and responsibilities of the Audit Committee, among others, are to assist the full board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company.

    Compensation Committee. The Compensation Committee consists of Messrs. Martin and Redmond and Ms. Flaherty, with Mr. Redmond serving as Chairman. It is responsible for the review and recommendation of compensation arrangements for directors and officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans of GenTek and its subsidiaries.

    Executive Committee. The Executive Committee consists of Messrs. Campbell, Johnson and Russell. The Executive Committee possesses, and may exercise during the interval between meetings of the board, the powers specifically designated from time to time by the board.

    Corporate Governance and Nominating Committee. The Company has a Corporate Governance and Nominating Committee (the 'Nominating/Governance Committee'). The members of the Nominating/Governance Committee are Ms. Flaherty (Chairperson), and Messrs. Campbell and McGovern, each of whom is an independent director. The functions of the Nominating/Governance Committee include the following:

     identifying and recommending to the board individuals qualified to serve as directors of the Company;

     recommending to the board directors to serve on committees of the board;

     advising the board with respect to matters of board composition and procedures;

     developing and recommending to the board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

     overseeing the annual evaluation of the board and the Company's management.

    The Nominating/Governance Committee is governed by a charter, a current copy of which is available on our corporate website at www.gentek-global.com under the headings 'Investing.' A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at 90 East Halsey Road, Parsippany, New Jersey 07054.

    The Nominating/Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating/Governance Committee will take into consideration the needs of the board and the qualifications of the candidate. The Nominating/Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating/Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

     The name of the stockholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership; and

     The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the board.

    The stockholder recommendation and information described above must be sent to the Corporate Secretary at 90 East Halsey Road, Parsippany, New Jersey 07054, and must be received by the Corporate Secretary not less than 75 nor more than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

    Each proposed candidate will be examined and evaluated in accordance with the Nominating/Governance Committee's Minimum Qualifications for Director Candidates and its Policy for the Identification and Evaluation of Director Candidates. The Nominating/Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating/Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

    The Nominating/Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the board -- for example, retirement as a CEO or CFO of a public company or exiting government or military service -- especially business and civic leaders in the communities in which the Company's facilities are located. The Nominating/Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

    Once a person has been identified by the Nominating/Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the Nominating/Governance Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

                         REPORT OF THE AUDIT COMMITTEE

    In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company's future filings made under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and shall not be deemed to be 'soliciting material' or to be 'filed' under the Exchange Act or the Securities Act of 1933, as amended.

    During the past year, the Audit Committee has, among other activities, (i) reviewed and discussed with management the Company's audited annual financial statements for the fiscal year ended December 31, 2003 and interim quarterly results, (ii) discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board Statements on Auditing Standards No. 61 ('Communications with Audit Committees'), (iii) considered the independence of Deloitte & Touche LLP, by having discussions with representatives of Deloitte & Touche LLP and receiving a letter from them including disclosures required by the Independence Standards Board Standard No. 1 ('Independence Discussions with Audit Committees') and (iv) reviewed the Company's compliance with the Sarbanes-Oxley Act of 2002. On the basis of the above, the Audit Committee has recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 2003 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

    Management has the responsibility for the financial statements and the reporting process, including the internal control systems. The Audit Committee monitors the Company's financial reporting processes, the independent auditors and the performance of the internal audit function.

                                          THE AUDIT COMMITTEE


                                          John McGovern, Chairman,
                                          John G. Johnson, Jr.
                                          William E. Redmond, Jr.

                               EXECUTIVE OFFICERS

    The following table shows the names and ages of our present executive officers and/or key employees and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

                       NAME                          AGE                    POSITION
                       ----                          ---                    --------
Richard R. Russell.................................  61    President, Chief Executive Officer and
                                                             Director

Matthew R. Friel...................................  37    Vice President and Chief Financial Officer

Scott Sillars......................................  48    Vice President and Treasurer

Mark J. Connor.....................................  37    Vice President -- Corporate Development and
                                                             Investor Relations

Ronald A. Lowy.....................................  48    Chief Operating Officer of the Krone Group

Kevin J. O'Connor..................................  53    Vice President and Controller

Ramanlal L. Patel..................................  58    President of the Manufacturing segment

Charles W. Shaver..................................  45    Vice President and General Manager for
                                                             Performance Products

Matthew M. Walsh...................................  37    Vice President and Operations Controller

    For information regarding Mr. Russell, see the 'Information Concerning the Directors and Director Nominees' section of this proxy statement.

    MATTHEW R. FRIEL, 37, Vice President and Chief Financial Officer since September 2001. Mr. Friel also served as Treasurer from September 2001 to October 2003. From September 1997 to September

2002, Mr. Friel served as Managing Director of Latona Associates Inc. ('Latona Associates'). Latona Associates has provided GenTek and its predecessor with certain administrative functions and corporate support services since 1995.

    MARK J. CONNOR, 37, Vice President -- Corporate Development and Investor Relations since November 2003. From October 2000 to November 2003, Mr. Connor served as Assistant Treasurer. From 1998 through October 2000, Mr. Connor served as Assistant Treasurer of The Warnaco Group, Inc.

    SCOTT SILLARS, 48, Vice President and Treasurer since October 2003. Mr. Sillars served as Assistant Treasurer from 2002 to October 2003. From 1998 through 2002, Mr. Sillars served as an Independent Consultant in general management and corporate finance.

    RONALD A. LOWY, 48, Chief Operating Officer of the Krone Group since January 2001. Mr. Lowy served as Vice President and General Manager -- Automotive and Industrial Products of Prestolite Wire Corporation from January 2000 to December 2000, and Vice President and General Manager -- Automotive Products of Prestolite Wire Corporation from 1995 to 2000.

    KEVIN J. O'CONNOR, 53, Vice President and Controller since April 1999. From March 1996 until April 1999, he served as the Controller of The General Chemical Group Inc. Mr. O'Connor has also served as Controller of GenTek Holding Corporation, a subsidiary of GenTek (previously known as General Chemical Corporation) since 1986.

    RAMANLAL L. PATEL, 58, President of the Manufacturing segment since December 2001. Mr. Patel has also served as President and Chief Executive Officer of Noma Company since January 2001. From 1997 to December 2000, he was Chief Executive Officer of Pram Filtration Corporation.

    CHARLES W. SHAVER, 45, Vice President and General Manager for Performance Products since November 2001. Mr. Shaver served as Vice President and General Manager for Performance Products for Arch Chemicals, Inc. from 1999 to November 2001. From September 1996 to 1999 he served as Vice President of Operations and Chief Operating Officer for MMT, Inc.

    MATTHEW M. WALSH, 37, Vice President and Operations Controller since December 2000. Mr. Walsh served as Vice President and Treasurer from January 2000 through December 2000. Mr. Walsh served as Group Controller -- Performance Products of GenTek Holding Corporation, a subsidiary of GenTek (previously known as General Chemical Corporation) from October 1997 to December 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid to the President and Chief Executive Officer and each of GenTek's four other most highly compensated executive officers or key employees (the 'Named Executives') for services in all capacities to GenTek and its subsidiaries during or with respect to 2003, 2002 and 2001.

                                                                          LONG TERM
                                           ANNUAL COMPENSATION           COMPENSATION
                                    ----------------------------------   ------------
                                                          OTHER ANNUAL    SECURITIES     ALL OTHER
                                    SALARY      BONUS     COMPENSATION    UNDERLYING    COMPENSATION
                             YEAR     ($)     ($)(1)(2)       ($)        OPTIONS (#)       ($)(3)
                             ----     ---     ---------       ---        -----------       ------
Richard R. Russell.........  2003   465,000    863,950            0              0         86,000
  President, Chief           2002   465,000    192,045            0              0         58,000
    Executive
  Officer and Director       2001   465,000          0            0              0         55,000

Ray L. Patel (4)...........  2003   350,013    485,135            0              0         31,000
  President -- Manufacturing 2002   350,013    329,500            0              0         77,000
  Segment and President and  2001   300,493    142,020       69,146         25,000         53,000
    Chief Executive Officer
    of Noma Company

Matthew R. Friel (5).......  2003   310,000    644,940            0              0              0
  Vice President, Chief      2002   227,500    229,880            0              0              0
  Financial Officer          2001    70,500          0            0         75,000              0

Ronald A. Lowy (6).........  2003   305,000    632,722            0              0         43,000
  Chief Operating Officer,   2002   305,000    221,650            0              0         47,000
  Krone Group                2001   283,332    165,000      112,865              0         50,000

Charles W. Shaver (7)......  2003   295,000    400,375            0              0          5,000
  Vice President, General    2002   280,000    229,625            0              0          5,500
  Manager -- Performance     2001    45,833    215,000            0         50,000              0
    Products

---------

(1) Includes bonuses paid to Messrs. Russell, Patel, Friel, Lowy and Shaver in 2003 under the Company's Key Employee Retention Plan in the amounts of $617,500, $315,000, $405,000, $274,500 and $265,500, respectively. The bonus amounts listed for the Named Executives for 2003 also include bonuses of $246,450, $170,135, $239,940, $358,222 and $134,875 to Messrs. Russell,
    Patel, Friel, Lowy and Shaver, respectively, that were accrued under the Company's Senior Executive Bonus Plan which provides for ordinary course incentive bonuses to be paid to the Company's senior executives.

(2) Includes bonuses paid for year 2002 of $60,000 for each of Messrs. Patel, Friel, Lowy and Shaver under the Company's 2002 Prepetition Retention Plan. Payment of such bonuses was made pursuant to an Order of the Bankruptcy Court under 11 U.S.C. Sections 105 and 363(b)(1) entered on December 20, 2002. The bonus amounts listed for the Named Executives for 2002 also include bonuses of $192,045, $269,500, $169,880, $161,650 and $169,625 to
    Messrs. Russell, Patel, Friel, Lowy and Shaver, respectively, that were accrued under the Company's Senior Executive Bonus Plan which provides for ordinary course incentive bonuses to be paid to the Company's senior executives.

(3) Includes employer contributions in 2003 and 2002 in the amount of $86,000 and $58,000, and $5,000 and $5,500 for Messrs. Russell and Shaver, respectively, pursuant to the savings and supplemental savings plans maintained by the Company. For year 2001, such employer contribution was $55,000 for Mr. Russell. Includes employer contributions for years 2003, 2002 and 2001 of $31,000, $77,000 and $53,000, respectively, in the case of
    Mr. Patel pursuant to the defined
                                              (footnotes continued on next page)

(footnotes continued from previous page) contribution retirement and savings plan and supplemental savings plan maintained by Noma Corporation, and includes employer contributions in 2003, 2002 and 2001 of $43,000, $47,000 and $50,000, respectively, in the case of
    Mr. Lowy pursuant to the defined contribution retirement and savings plan and supplemental savings plan maintained by Krone Inc.

(4) Mr. Patel joined Noma Company in January 2001. For year 2001, Other Annual Compensation reported for Mr. Patel includes $53,846 of relocation expenses.

(5) Mr. Friel became Vice President and Chief Financial Officer in September 2001. He also served as Treasurer from September 2001 until October 2003.

(6) Mr. Lowy joined the Krone Group in January 2001. For year 2001, Other Annual Compensation reported for Mr. Lowy includes $98,995 of relocation expenses.

(7) Mr. Shaver joined the Company in November 2001. For year 2001, Mr. Shaver's bonus includes a $150,000 sign-on bonus.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no stock options granted by the Company to the Named Executives during 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    No stock options were exercised by Named Executives in 2003. In connection with the Company's Plan, effective as of the Effective Date, all then-outstanding shares of our two classes of common stock were cancelled. Any options to purchase shares of the Company's common stock were concurrently cancelled.

NEW MANAGEMENT AND DIRECTORS INCENTIVE PLAN

    As of the Effective Date, the Company adopted the New Management and Directors Incentive Plan. Under the terms of this plan, any full or part-time employee, officer or director of the Company or any of its subsidiaries are eligible to receive incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, dividend equivalent rights or any 'other stock-based awards' (defined to include any awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of our Common Stock). The Compensation Committee has the authority to select participants and determine grants of awards. As of December 31, 2003, there were 1,000,000 shares of our common stock available for issuance under the plan (subject to equitable adjustment in the event of a change in capitalization of the Company). The maximum number of shares with respect to which any awards may be granted during a calendar year to any participant is 100,000. Upon a 'change in control' of the Company, unless otherwise determined by the Compensation Committee, each outstanding award shall automatically become fully exercisable.

PERFORMANCE PLAN

    Each of the Named Executive Officers is eligible to participate in the Company's Performance Plan. Under this plan, key employees may be granted performance awards and annual bonuses that vest upon the achievement of certain corporate targets. The compensation committee of the board has discretion to choose the recipients of performance awards and annual bonus and the amount of such awards and bonuses and to set the incentive targets. With respect to those employees who are 'covered employees' under section 162(m) of the Code, no performance award may exceed, when added to any annual bonus awarded under the plan, the lesser of (i) $2,000,000 or (ii) 200% of the base salary of such 'covered employee' as in effect on the date that the incentive targets are set. Upon the achievement of such incentive targets, a participant becomes vested in his or her award, which is payable in cash. Upon the occurrence of a change in control (as defined in the plan), the compensation committee has discretion to accelerate vesting of any outstanding performance awards.

PENSION PLANS

    Certain employees, including Messrs. Russell, Friel and Shaver, participate in the General Chemical Corporation Salaried Employee's Pension Plan (the 'Pension Plan'), a defined benefit plan that generally benefits full-time, salaried employees. A participating employee's annual retirement benefit is determined by the employee's credited service under the Pension Plan and average annual earnings during the five years of the final ten years of service credited under the Pension Plan for which such employee's earnings were highest. Annual earnings include principally salary, overtime and short-term incentive compensation. The Pension Plan provides that a participating employee's right to receive benefits under the Pension Plan becomes fully vested after five years of service. Under the Pension Plan, benefits are adjusted by a portion of the social security benefits received by participants. Benefits under this plan were frozen for all employees, effective March 31, 2004.

    In addition, Messrs. Russell, Friel and Shaver participate in an unfunded non-qualified excess benefit plan which pays benefits which would otherwise accrue in accordance with the provisions of the Pension Plan, but which are not payable under the Pension Plan by reason of certain benefit limitations imposed by the Internal Revenue Code of 1986, as amended, (the 'Code'). Under this formula, the average recognized compensation under the non-qualified excess benefit plan for each of the Named Executives as of December 31, 2003 was: Mr. Russell, $864,000; Mr. Friel, $358,000; and Mr. Shaver $645,000.

    Each of the named Executive Officers currently has account balances under the General Chemical Corporation Supplemental Savings and Retirement Plan, the Krone Incorporated Supplemental Executive Retirement Plan or the Prestolite Wire Corporation Supplemental Executive Retirement Plan (each, a SERP). Pursuant to an Order of the Bankruptcy Court entered on January 21, 2003, the Company adopted the Key Employee Retention Plan (the 'KERP'). Under the terms of the KERP, the Company was authorized to protect up to $215,000 of such supplemental retirement plan account balance of certain executive officers, including the Named Executives, provided that no distribution may be made to any Named Executive prior to the second anniversary of the Company's emergence from Chapter 11. For each of Messrs. Russell, Friel and Shaver, such $215,000 includes a pension component of the Named Executive's supplemental retirement plan balance. However, neither Mr. Friel nor Mr. Shaver has any vested balance under either the savings or the pension components of the SERP as of December 31, 2003. The supplemental retirement plan accounts of Messrs. Lowy and Patel include only a savings and not a pension component. With respect to Messrs. Russell and Lowy, all SERP balances in excess of $215,000 that are attributable to the savings component of a SERP (including employee contributions, employer matching contributions, and accrued interest) shall be deemed to vest ratably over a four year period commencing on the Effective Date and shall be otherwise paid in accordance with the terms of such SERPs, provided, however, that (i) no such payment shall be made prior to the second anniversary of the Effective Date; during the aforementioned four-year vesting period, the entire excess SERP balance shall accrue interest at the United States Treasury Bill rate; and notwithstanding the foregoing, during the aforementioned four-year vesting period, any non-vested portion of the SERP balance of any employee covered by this subsection shall vest immediately on the earlier of (x) the date upon which such employee's employment is terminated for any reason other than for 'cause' or such employee terminates such employment for 'good reason' as each such term is defined in the KERP, (y) as to Mr. Lowy, the date upon which the Company's businesses or the Company's communications segment is sold through a single transaction or series of related transactions, or (z) as to Mr. Russell, the date upon which the Company's businesses are sold through a single transaction or series of related transactions; and (ii) all portions of such excess amount that is attributable to the pension component of Mr. Russell's SERP ($2,633,897) have been treated as a general unsecured claim under the Plan. On March 25, 2004, the Company signed a definitive agreement to sell its KRONE communications business to ADC Telecommunications, Inc. If this transaction is consummated, it will result in immediate vesting of Mr. Lowy's SERP balance.

    The following table shows the total estimated annual benefits payable under the Pension Plan and the excess benefit plan in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories indicated in the table.

                               PENSION PLAN TABLE

  AVERAGE
  ANNUAL       10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
EARNINGS(1)   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
-----------   ----------   ----------   ----------   ----------   ----------   ----------
$  200,000      40,000       60,000       80,000      100,000      100,000      105,000
   300,000      60,000       90,000      120,000      150,000      150,000      157,500
   400,000      80,000      120,000      160,000      200,000      200,000      210,000
   500,000     100,000      150,000      200,000      250,000      250,000      262,500
   600,000     120,000      180,000      240,000      300,000      300,000      315,000
   700,000     140,000      210,000      280,000      350,000      350,000      367,500
   800,000     160,000      240,000      320,000      400,000      400,000      420,000
   900,000     180,000      270,000      360,000      450,000      450,000      472,500
 1,000,000     200,000      300,000      400,000      500,000      500,000      525,000
 1,100,000     220,000      330,000      440,000      550,000      550,000      577,500
 1,200,000     240,000      360,000      480,000      600,000      600,000      630,000
 1,300,000     260,000      390,000      520,000      650,000      650,000      681,000

---------

(1) The years of service recognized under the Pension Plan generally include all service with GenTek and its predecessors. The credited years of service as of December 31, 2003 under the Pension Plan for each of the Named Executives, are as follows: Mr. Russell, 27 years; Mr. Friel, 3 years; and Mr. Shaver, 2 years.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    Pursuant to the terms of the KERP, certain key employees, including the Named Executives, are entitled to severance and change in control benefits. Under the KERP, in the event that a Named Executive's employment is terminated
(i) by the Named Executive for 'good reason' (as defined in the KERP), (ii) by the Company for any reason other than 'cause' (as defined in the KERP) or (iii) either by the Named Executive or the Company for death or 'disability' (as defined in the KERP), such Named Executive will receive a lump sum cash payment equal to two times (or in the case of Mr. Russell, three times) the Named Executive's annual salary on the termination date. In addition, the Named Executives will continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) for two years (or in the case of Mr. Russell, for three years).

    The KERP further provides for alternative severance protections to certain key employees, including the Named Executives in the event that they terminate their employment for 'good reason' (as defined in the KERP) or are terminated by the Company or any of the Chapter 11 debtors or any successor for reason other than for 'cause' (excluding death or 'disability,' each as defined in the KERP) within twelve months following a change of control of the Company or a sale of the business segment by which they are then employed, provided that such change on control or sale of business segment occurs prior to the first anniversary of the Effective Date. Subject to certain conditions as established in the KERP, the Named Executives will be entitled to receive a lump sum cash payment equal to two times (or in the case of Mr. Russell, three times) the sum of the Named Executive's annual salary on the termination date plus such Named Executive's target annual bonus with respect to the year in which the termination occurs. In addition, the Named Executives will continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) for two years (or in the case of Mr. Russell, for three years). Consummation of the sale of the Company's KRONE communications business to ADC Telecommunications, Inc. will constitute a 'sale of business segment' in respect of Mr. Lowy under the KERP.

    If any payment or distribution to any Named Executive is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, such Named Executive is entitled to receive a gross-up payment from the Company in an amount such that, after payment by the Named Executive of all taxes

(including the excise tax imposed on the gross-up payment), the amount of the gross-up payment remaining is equal to the excise tax imposed under Section 4999 of the Code.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's compensation program is administered by the Compensation Committee of the board (the 'Committee') which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Committee's primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, incentivize these executives to achieve GenTek's business objectives, and strengthen the link between management and stockholder interests. To achieve these objectives, the Committee expects to utilize compensation plans that tie a substantial portion of an executive's overall compensation to GenTek's performance. The principal elements of GenTek's executive compensation program consist of base salaries and incentive variable compensation in the form of annual bonus, stock options and other long-term compensation awards. The policies of the Compensation Committee with respect to the base salary and incentive compensation awarded to the Company's senior executives, including Mr. Russell, the Company's President and Chief Executive Officer, are discussed below.

    Base Salaries. The initial base salaries for executive officers are determined by the Compensation Committee based on its evaluation of the responsibilities of the position held by the executive, the executive's business experience, past performance and anticipated contributions to the Company's future success. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer. The Compensation Committee will take into consideration in the case of each executive officer the scope of his or her responsibilities, time commitments, financial results, product quality improvements, regulatory compliance, new business development and any other applicable factors.

    Annual Incentive Compensation. Pursuant to the terms of the GenTek Inc. Performance Plan, annual cash incentive awards are payable to the extent that annual Company and individual business performance objectives specified by the Committee are attained. Company and individual performance objectives may be based on Company-wide or operating unit performance in the following areas: earnings per share, revenues, operating cash flow, operating earnings, EBITDA, working capital to sales ratio and return on assets; and the level of individual contribution to the success of the Company as well as compensation opportunities under other GenTek incentive plans.

    Long-Term Incentive Compensation. The Committee expects to endeavor to foster an ownership culture that encourages superior performance by GenTek's executive officers and employees through the use of stock-based compensation plans designed to increase stock ownership throughout the Company.

    Compliance with Section 162(m). The Compensation Committee believes that, unless circumstances warrant an exception, GenTek should only pay compensation to its executive officers in excess of $1 million if such excess amount is performance-based compensation exempt from the limit on deductibility of such compensation under Section 162(m) of the Code.

                                          The Compensation Committee
                                          Of the Board of Directors

                                          Kathleen R. Flaherty
                                          Bruce D. Martin
                                          William E. Redmond, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 2003, there were no interlocking relationships existing between the Company's board of directors or compensation committee of any other company.

                               PERFORMANCE GRAPH

    The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on November 11, 2003 (the first trading day of the Company's common stock following the Effective Date) in each of: (i) GenTek Inc. Common Stock, (ii) the Standard & Poor's 500 Composite Index, (iii) the Standard & Poor's SmallCap Auto Components Index, (iv) the Standard & Poor's SmallCap Chemicals Index and (v) the Standard & Poor's SmallCap Communications Equipment Index.

                             [PERFORMANCE CHART]

GENTEK INDEXED PERFORMANCE

                                                              11/11/2003   11/28/2003   12/31/2003
                                                              ----------   ----------   ----------
GenTek (GETI)                                                   100.00       104.23        99.72
S&P 500 Index                                                   100.00       101.11       106.24
S&P SmallCap Auto Components Index                              100.00       105.69       128.10
S&P SmallCap Chemicals Index                                    100.00       106.15       114.58
S&P SmallCap Communications Equipment Index                     100.00       102.68       101.08

GENTEK STOCK PRICE

                                                              11/11/2003   11/28/2003   12/31/2003
                                                              ----------   ----------   ----------
GenTek (GETI)                                                    35.50        37.00        35.40
S&P 500 Index                                                  1046.57      1058.20      1111.92
S&P SmallCap Auto Components Index                               90.85        96.02       116.38
S&P SmallCap Chemicals Index                                    163.22       173.26       187.01
S&P SmallCap Communications Equipment Index                      88.82        91.20        89.78

    In accordance with the rules of the SEC, this section entitled 'Performance Graph' shall not be incorporated by reference into any of our future filings under the Securities Act or the Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table provides, as of April 5, 2004 information regarding the beneficial ownership of our common stock by (a) each of our named executive officers, directors and nominees, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of our Common Stock calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act.

    For purposes of this proxy statement a 'beneficial owner' means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

        (i) voting power, which includes the power to vote, or to direct the voting of, shares of our Common Stock; and/or

        (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our Common Stock.

    A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

                                                            AMOUNT AND NATURE OF
                                                          BENEFICIAL OWNERSHIP (1)
          EXECUTIVE OFFICERS, DIRECTORS            --------------------------------------
           AND PRINCIPAL STOCKHOLDERS              NUMBER OF SHARES   PERCENTAGE OF CLASS
           --------------------------              ----------------   -------------------
John M. Angelo(2)................................     1,001,319              10.0%
Michael L. Gordon(2).............................     1,001,319              10.0%
Samuel R. Shapiro(3).............................     1,040,050              10.4%
J.P.Morgan Chase & Co.(4)........................       856,148               8.5%
Shapiro Capital Management Company, Inc.(3)......     1,040,050              10.4%
Silver Oak Capital, LLC(2)(5)....................       910,981               9.1%
Questor Partners Fund II, L.P.(6)................       735,796               7.4%
Questor Side-by-Side Partners Fund II, L.P.(6)...       735,796               7.4%
Questor Side-by-Side Partners Fund II 3(c)(1),
  L.P.(6)........................................       735,796               7.4%
Richard R. Russell...............................             0                 0%
Matthew R. Friel.................................             0                 0%
Ray L. Patel.....................................             0                 0%
Ronald A. Lowy...................................             0                 0%
Charles W. Shaver................................             0                 0%
John G. Johnson, Jr..............................             0                 0%
Dugald K. Campbell...............................             0                 0%
Henry L. Druker(7)...............................       735,796               7.4%
Kathleen R. Flaherty.............................             0                 0%
Bruce D. Martin(2)(8)............................             0                 0%
John F. McGovern.................................             0                 0%
William E. Redmond, Jr...........................             0                 0%
Directors and officers as a group(7).............       735,796               7.4%

---------

(1) Unless otherwise indicated, the business address for each person or entity listed is 90 East Halsey Road, Parsippany, New Jersey 07054.

(2) Based solely on the Schedule 13D, filed with the SEC on November 20, 2003. Each of Mr. Angelo and Mr. Gordon may be deemed to be the beneficial owner of 1,001,319 shares held for the accounts of Silver Oak Capital, LLC ('Silver Oak') and AG Capital Funding Partners, L.P. ('AG Capital'). This number includes (A) 90,050 shares held for the account of AG Capital, (B) 908,182 shares held for the account of Silver Oak, (C) 161 shares issuable upon the exercise of Tranche A Warrants held for the account of AG Capital,
    (D) 85 shares issuable upon the exercise of Tranche B Warrants held for the account of AG Capital, (E) 42 shares issuable upon the exercise of Tranche C Warrants held for the account of AG Capital, (F) 1,568 shares issuable upon the exercise of Tranche A Warrants held for the account of Silver Oak, (G) 827 shares issuable upon the exercise of Tranche B Warrants held for the account of Silver Oak, and (H) 404 shares issuable upon the exercise of Tranche C Warrants held for the account of Silver Oak. Each of Mr. Angelo and Mr. Gordon may be deemed to have shared power to direct the voting and disposition of the 90,338
                                              (footnotes continued on next page)

(footnotes continued from previous page) shares held for the account of AG Capital. In addition, Mr. Angelo and Mr. Gordon may be deemed to have shared power to direct the voting and disposition of the 910,981 shares held for the account of Silver Oak. The principal business address of each of Mr. Angelo, Mr. Gordon and Silver Oak is 245 Park Avenue, New York, New York 10167.

(3) Based solely on the Schedule 13G filed with the SEC on April 5, 2004. The principal business address for Mr. Shapiro and Shapiro Capital Management Company, Inc. is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305. One or more of Shapiro Capital Management Company, Inc.'s advisory clients is the legal owner of the securities. Shapiro Capital Management Company, Inc. has the authority to authorize the voting and disposition of the shares. Samuel R. Shapiro is the president, a director and majority shareholder of Shapiro Capital Management Company, Inc., in which capacity he exercises dispositive and voting power over the securities reported by Shapiro Capital Management Company, Inc. Mr. Shapiro, therefore, may be deemed to have indirect beneficial ownership over such securities. Mr. Shapiro disclaims beneficial ownership of all the securities owned by Shapiro Capital Management Company, Inc.

(4) Based solely on Schedule 13G filed with the SEC on February 13, 2004. J.P.Morgan Chase & Co.'s principal business address is 270 Park Ave., New York, NY 10017 and it has sole dispositive and voting power over the securities reported.

(5) Based solely on Schedule 13D, filed with the SEC on November 20, 2003. Silver Oak may be deemed to be the beneficial owner of 910,981 shares. This number includes (A) 908,182 shares held for its account, (B) 1,568 shares issuable upon the exercise of Tranche A Warrants held for its account, (C) 827 shares issuable upon the exercise of Tranche B Warrants held for its account, and (D) 404 shares issuable upon the exercise of Tranche C Warrants held for its account.

(6) Based solely on Schedule 13D filed on November 20, 2003 by Questor Partners Fund II, L.P., ('Questor Partners II'), Questor Side-by-Side Partners II, L.P., ('Questor SBS II') and Questor Side-by-Side Partners II 3(c)(1), L.P., ('Questor 3(c)(1)', and together with Questor Partners II and Questor SBS II, the 'Filing Persons'), the Questor Entities (as defined in the above mentioned Schedule 13D) and the Questor Directors (Jay Alix, Henry L. Druker, James E. Griffin, Jr., Michael Grindfors, John A. Janitz, Albert A. Koch, Michael D. Madden and Wallace L. Rueckel) may be deemed to own beneficially (i) 733,536 shares of Common Stock which were issued pursuant to the Plan, (ii) 1,266 shares of Common Stock issuable upon exercise of 1,266 Tranche A Warrants, (iii) 668 shares of Common Stock issuable upon exercise of 668 Tranche B Warrants, and (iv) 326 shares of Common Stock issuable upon exercise of 326 Tranche C Warrants. The Questor Entities may be deemed to be acting as a group with regard to the Common Stock that is beneficially owned by the Filing Persons. Questor Partners II has the sole power to voting and dispositive power with respect to 690,227 shares beneficially owned, shared voting and dispositive power with respect to 45,569 shares beneficially owned. Questor SBS II has the sole power to voting and dispositive power with respect to 33,080 shares beneficially owned, shared voting and dispositive power with respect to 702,716 shares beneficially owned. Questor 3(c)(1) has the sole power to voting and dispositive power with respect to 12,489 shares beneficially owned, shared voting and dispositive power with respect to 723,307 shares beneficially owned. The principal offices are located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810.

(7) The information on Mr. Druker is based solely on the Form 3 filed by Mr. Druker with the SEC on November 20, 2003. Mr. Druker may be deemed to have indirect beneficial interests in a portion of the securities referenced in footnote 6 above as a result of his ownership interests in the Questor Entities (as defined in above mentioned Form 3). Mr. Druker disclaims beneficial ownership of the securities referenced in footnote 6 above except to the extent of his pecuniary interest therein.

(8) Mr. Martin is a Director at Angelo, Gordon & Co., L.P. ('Angelo Gordon'). Pursuant to an agreement with Angelo Gordon, Mr. Martin is required to transfer any shares of our common stock that he receives upon exercise of any stock options to Angelo Gordon.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC.

    To our knowledge, based solely on review of the copies of such reports furnished to us during the year ended December 31, 2003, all of our directors, executive officers and greater-than-ten-percent owners were in compliance with the Section 16(a) filing requirements.

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Campbell is a shareholder (greater than 5%) of Tower Automotive Inc., a Company that has a joint venture with Defiance Testing and Engineering Services, Inc., a wholly-owned subsidiary of the Company.

CHANGE IN CONTROL

    Prior to the Company's emergence from Chapter 11 bankruptcy protection, Mr. Paul M. Montrone was the controlling stockholder and Chairman of the Board of the Company. Pursuant to the Plan, on the Effective Date all of the then-outstanding shares of both classes of our common stock were cancelled, including all shares held by Mr. Montrone. Pursuant to the Plan, the Company's then-existing board of directors was replaced with Mr. Russell (our then existing Chief Executive Officer) and (a) five directors designated by the steering committee of the existing lenders (as defined in the Plan) and (b) two directors designated by the existing lender agent (as defined in the Plan), which two directors are persons or representatives of persons who own or had investment control over a substantial amount of the existing lender claims (as defined in the Plan). No one person or group of persons currently controls the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to the Effective Date, the Company was party to a management agreement, dated April 30, 1999, by and between Latona Associates Inc. ('Latona') and the Company (referred to herein as the 'Original Management Agreement'). Latona is a management company that has provided the Company with certain administrative functions and corporate support services. Paul M. Montrone, our former controlling stockholder and former Chairman of the Board of the Company, controls Latona. In addition, Paul M. Meister, our former Vice Chairman of the Board, is a Managing Director of Latona. Messrs. Montrone and Meister are no longer affiliated with the Company.

    The Original Management Agreement provided for payments to Latona of an amount of approximately $5 million annually, payable quarterly in advance, adjusted annually for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition to the annual payment, if the Company requested Latona to provide advisory services in connection with any acquisition, business combination or other strategic transaction, in certain circumstances the Company would pay Latona additional fees comparable to those received by investment banking firms for such services (subject to the approval of a majority of the Company's independent directors). In fiscal years 2001, 2002 and 2003, GenTek did not pay Latona any fees in connection with any such transactions.

    While there can be no assurance that the amount of fees paid by the Company to Latona for services did not exceed the amount that the Company would have had to pay to obtain similar services from unaffiliated third parties, the Company believed that the employees of Latona had extensive knowledge concerning its businesses which would have been impractical for a third party to obtain without undue cost and disruption to the Company. As a result, the Company did not compare the fees payable to Latona with fees that might have been charged by third parties for similar services.

    After discussions with certain creditors during the Company's Chapter 11 proceedings, it was determined that the Company would, during the course of the proceedings, pay 75 percent of the amount due to Latona. GenTek paid Latona 75 percent of the amount due under the agreement with respect to the first eight months of 2003. The U.S. Trustee and Latona entered into a stipulation under which Latona waived its right to be paid during the Chapter 11 case and Latona refunded to the Company all amounts paid to it during the course of the proceedings. The refunded amounts plus amounts due but not paid were recorded as a capital contribution for accounting purposes. The waiver was without prejudice to Latona's right to negotiate a new agreement with the reorganized Company on terms approved by the Company's new board of directors. The Original Management Agreement was terminated pursuant to the Plan, effective as of the Effective Date. Subsequently, GenTek and Latona entered into a new Management Agreement (referred to herein as the 'New Management Agreement') which provides for payments to Latona of an aggregate amount of $4.95 million for management support services of which $1.95 million was paid in 2003, expiring on November 14, 2004. The terms of the New Management Agreement also explicitly release GenTek from its obligation to pay all amounts due to Latona pursuant to the Original Management Agreement. The New Management Agreement contemplates an accelerated transition, whereby the Company intends to assume internally or, in certain circumstances outsource to third parties, the services previously provided by Latona upon the expiration of the New Management Agreement.

    Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. ('GCG'). On April 30, 1999, GCG separated GenTek's manufacturing and performance products businesses (the 'GenTek Business') from GCG's soda ash and calcium chloride industrial chemicals business through a spin-off by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries. At the time of the spinoff, the Company entered into various agreements with GCG (a company controlled by Mr. Montrone), including, without limitation, a separation agreement, employee benefits agreement, an intellectual property agreement, sublease agreement and a sale agreement for the Canadian performance products business. GCG also has supplied soda ash and calcium chloride to GenTek. The purchases have been made at market price. For the years ended December 31, 2003, 2002, and 2001, product purchases from GCG amounted to $3 million, $3 million and $4 million, respectively. In connection with the Company's Chapter 11 proceedings, the Company rejected certain of these agreements with GCG in the fourth quarter of 2003. As of the Effective Date, GCG is no longer an affiliate of the Company.

    GenTek continues to provide GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the spinoff of GenTek from GCG in 1999. For the years ended December 31, 2003, 2002 and 2001, GenTek charged GCG $1 million, $1 million and $1 million, respectively, related to this agreement. The Company charges GCG on an at cost basis based on its costs for providing such services, however, the Company has not made any determination of the fair market value for such services.

    On August 25, 2000, the Company acquired the digital communications business of Prestolite Wire Corporation (referred to herein as 'Prestolite') which was approved by a special committee of disinterested directors of the Board of Directors of GenTek. Mr. Montrone beneficially owns a controlling interest in Prestolite, and he and Mr. Meister are on the Board of Prestolite. As of the Effective Date, Messrs. Montrone and Meister were no longer members of the Board of Directors of the Company and Prestolite is no longer an affiliate of the Company. As part of this transaction, Prestolite agreed to pay the Company to provide various management services to Prestolite's remaining businesses pursuant to a management agreement dated July 5, 2000 (referred to herein as the 'Prestolite Agreement'). The Company charged Prestolite on an 'at cost' basis based on its costs for providing such services, however, the company did not make any determination of the fair market value for such services. Prestolite paid the Company $2 million, $2 million and $3 million in 2003, 2002 and 2001, respectively, in respect of such services. The Prestolite Agreement was rejected under the Plan, effective as of the Effective Date. As of the Effective Date, Prestolite is unaffiliated with the Company. The Company has subsequently entered into a new agreement with Prestolite. In addition, the Company and Prestolite maintained certain cost sharing arrangements relating to shared premises and insurance coverage. Payments pursuant to these arrangements by Prestolite to the Company for the years ended December 31, 2003, 2002 and 2001 were $0.3 million, $0.5 million and $0.3 million, respectively, and payments by the Company to Prestolite pursuant to these arrangements for the years ended December 31, 2003, 2002 and 2001 were $0.2 million, $0.1 million and $0.1 million, respectively.

    GenTek and Prestolite continue to buy and sell certain wire and cable products from each other. Purchases from Prestolite for the years ended December 31, 2003, 2002 and 2001 were $4 million, $11 million and $10 million, respectively. Sales to Prestolite for the years ended December 31, 2003, 2002 and 2001 were $10 million, $4 million and $3 million, respectively.

    The Plan also provided for indemnification agreements by and between the Company and the Company's directors and executive officers. The form of this agreement is filed as an exhibit to the Company's Form 10-K, filed with the SEC on March 30, 2004.

                                 PROPOSAL NO. 2
  RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

PROPOSED INDEPENDENT AUDITOR

    Deloitte & Touche LLP, independent certified public accountants, served as independent auditors for us and our subsidiaries for the fiscal year ended December 31, 2003. The Audit Committee of the board of directors has appointed Deloitte & Touche LLP to be our independent auditors for the fiscal year ending December 31, 2004 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting.

    Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for fiscal year 2004.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

    Deloitte & Touche LLP ('Deloitte & Touche') the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the 'Deloitte Entities') have audited our annual financial statements for the years ended December 31, 2003 and 2002. In addition, Deloitte & Touche reviews our interim financial statements.

    Audit Fees. Audit fees are fees billed for the audit of our annual consolidated financial statements and for the reviews of our quarterly financial statements submitted on Form 10-Q. Additionally, audit fees include statutory audits, consents and other services related to SEC matters. The aggregate fees billed by the Deloitte Entities for audit services for the years ended December 31, 2003 and 2002 were $2,118,000 and $1,518,000, respectively.

    Audit Related Fees. Audit-related fees principally included fees for employee benefit plan audits, which totaled $147,000 and $138,000 for the years ended December 31, 2003 and 2002, respectively.

    Tax Fees. Tax fees for the years ended December 31, 2003 and 2002 related to services for tax compliance and tax planning and advice, which totaled $549,000 and $435,000, respectively.

    All Other Fees. All other fees paid to the Deloitte Entities were $457,000 and $136,000 for the years ended December 31, 2003 and 2002, respectively. These fees were for services performed by the Deloitte Entities related to the Company's Chapter 11 proceedings.

    The audit committee has considered all services provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors' independence. The Audit Committee's charter also provides that the Company will not hire any Deloitte employee who participated in any capacity in the Company's audit to serve as chief executive officer, chief financial officer, controller, chief accounting officer or other person serving in an equivalent position of the Company within one year prior to the initiation of the audit.

    The Audit Committee is responsible for appointing the Company's independent auditor and approving the terms of the independent auditor's services. The services performed by the independent auditor from May 2003 were pre-approved by the Audit Committee. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor. This policy describes the permitted audit, audit-related, tax and other services (collectively, the 'Disclosure Categories') that the independent auditor may perform. The policy requires that for each fiscal year, a description of the services (the 'Service List') anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

    Services anticipated to be performed by the independent auditor during the ensuing fiscal year were pre-approved in accordance with the policies and procedures of the Audit Committee.

    Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

    On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

    The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Deloitte & Touche during 2003 under such provision.

    Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon if a quorum is present. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

            ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS
                            FOR 2005 ANNUAL MEETING

    Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act and the Company's Bylaws. In order for a stockholder proposal submitted under Rule 14a-8 to be considered 'timely' such proposal must be received by the Company not later than December 15, 2004. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Exchange Act will be included in the Company's Proxy Statement for the 2005 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2005 Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Company by February 28, 2005 in order to be considered timely, subject to additional provisions of the Company's bylaws. For additional requirements, a stockholder may refer to our Bylaws, a copy of which may be obtained from our Secretary. Proposals should be directed to the attention of the Secretary, GenTek Inc., 90 East Halsey Road, Parsippany, New Jersey 07054. If we do not receive timely notice pursuant to our Bylaws, the proposal my be excluded from consideration at the meeting.

                                 OTHER MATTERS

    The board of directors knows of no other business to be brought before the Annual Meeting. If any other matters properly comes before the Annual Meeting, including a proposal omitted from this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

    No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

                                 ANNUAL REPORT

    The Annual Report to Stockholders of the Company for the year ended December 31, 2003 and this proxy statement are being mailed together to all stockholders of the Company of record on April 5, 2004, the record date for voting at the Annual Meeting.

                             ADDITIONAL INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC at 450 Fifth Street NW, Washington, DC 20549. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to GenTek Inc., 90 East Halsey Road, Parsippany, New Jersey 07054, Attention:
Investor Relations. You can also obtain copies of our filings with the SEC on our website at www.gentek-global.com.

    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as 'householding,' potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you receive multiple copies and wish to only receive a single copy, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. We will send an additional copy to an affected stockholder upon written or oral request by such stockholder. You can notify the Company by sending a written request to, GenTek Inc., 90 East Halsey Road, Parsippany, New Jersey 07054, Attention: Corporate Secretary. Oral requests may be made by calling (973) 515-3221.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE ELECTION OF DIRECTORS AND THE APPROVAL OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2004. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 14, 2004. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ELECTION OF THE NOMINEES DESCRIBED HEREIN WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                          By Order of the Board of Directors,

                                          John G. Johnson, Jr.
                                          -----------------------------------
                                          John G. Johnson, Jr.
                                          Chairman of the Board of Directors

Parsippany, New Jersey
April 14, 2004

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                                  GENTEK INC.

AUTHORITY AND PURPOSE

    The purpose of the Audit Committee (the 'Committee') is to assist the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation, including (a) assisting the Board's oversight of (i) the integrity of the Corporation's financial statements, (ii) the Corporation's compliance with legal and regulatory requirements, (iii) the Corporation's independent public accountants' qualifications and independence, and (iv) the performance of the independent public accountants and the Corporation's internal audit function, and (b) preparing the audit committee report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the 'SEC') for inclusion in the Corporation's annual proxy statement, or, if the Corporation does not file a proxy statement, in the Corporation's annual report on Form 10-K filed with the SEC.

COMPOSITION OF THE COMMITTEE

    The Committee shall have at least three members, including the Chairman, who are appointed by the Board on the recommendation of the Corporate Governance Committee. The members shall meet the applicable independence requirements, and meet or exceed the minimum applicable expertise requirements, of The NASDAQ Stock Market, Inc., the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC.

    Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. Further, either (i) at least one member of the Committee must be an 'audit committee financial expert', as such term is defined in the rules and regulations promulgated by the SEC, and the Corporation must disclose the name of the expert and whether the expert is independent of management, as such term is defined in the rules and regulations promulgated by the SEC, or (ii) if no member of the Committee is an 'audit committee financial expert', the Committee shall so inform the Corporation.

    Director and committee member compensation must be the sole remuneration received from the Corporation by Committee members.

    Vacancies on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the remaining Independent Directors.

MEETINGS AND PROCEDURE

    The Committee shall hold regular meetings at such dates, times and places as it may determine from time to time. The Chairman of the Committee or a majority of the members of the Committee may also call a special meeting of the Committee. At any meeting of the Committee, a majority of the members of the Committee then in office shall constitute a quorum for the transaction of business. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall meet periodically with members of management, the internal auditors and the independent public accountants in separate executive sessions.

    The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

    The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Corporation. The Secretary shall record all the proceedings of the meetings of the Committee in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen by the Committee at the meeting shall record the proceedings thereof.

    Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

RESPONSIBILITIES

    FINANCIAL REPORTING:

        The responsibility of the Committee in the area of financial reporting is to provide independent and objective oversight of the Corporation's accounting functions and internal controls so as to promote the integrity of the Corporation's financial statements. To accomplish this, the Committee will:

         Oversee the external audit, including:

            -- In its sole discretion, appoint, retain, evaluate and, where appropriate, replace, the independent public accountants for each fiscal year. The Committee shall be directly responsible for the compensation and oversight of the independent public accountants (including resolution of disagreements between management and the independent public accountants and pre-approval of all non-audit services). The independent public accountants will report directly to the Committee.

            -- Review and, in its sole discretion, approve in advance the Corporation's independent public accountants' annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between the Corporation and such public accountants (which approval should be made after receiving input from the Corporation's management). Approval of audit and permitted non-audit services may also be made by one or more members of the Committee as shall be designated by the Committee. The persons granting such approval shall report such approval to the Committee at the next scheduled meeting.

            -- Review the qualifications, performance and independence of the Corporation's independent public accountants, including the lead partner of the independent public accountants, and, in its sole discretion, make decisions regarding the replacement or termination of the independent public accountants when circumstances warrant.

            -- Obtain at least annually from the Corporation's independent public accountants and review a report describing:

                -- the independent public accountants' internal quality-control procedures;

                -- any material issues raised by the most recent internal quality-control review, or peer review, of the independent public accountants, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent public accountants, and any steps taken to deal with any such issues; and

                -- all relationships between the independent public accountants and the Corporation, including reports consistent with Independence Standards Board Standard No. 1, as amended.

            -- Actively engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants, and take any appropriate action to satisfy itself of the public accountants' independence.

            -- Evaluate whether, in order to assure continuing auditor independence, there should be regular rotation of the Corporation's independent public accountants.

            -- Present its conclusions with respect to the independent public accountants, as well as its review of the lead partner of the independent public accountants and its views on whether there should be a regular rotation of the independent public accountants, to the Board.

            --  Review the audit results.

            -- Review the coordination of audit activities between the Corporation's internal auditors and the independent public accountants.

            -- Review on a regular basis with the Corporation's independent public accountants:

                --  all critical accounting policies and practices to be used;

                -- the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of an audit, including any problems or difficulties encountered by the independent public accountants in the course of any audit work, including management's response with respect thereto, any restrictions on the scope of the independent public accountants' activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent public accountants the following: any accounting adjustments that were noted or proposed by the independent public accountants but were rejected by management (as immaterial or otherwise); any communications between the audit team and the independent public accountants' national office respecting auditing or accounting issues presented by the engagement; and any 'management' or 'internal control' letter issued, or proposed to be issued, by the independent public accountants to the Corporation;

                -- alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants; and

                -- other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences.

            -- Ensure that the lead accounting partner and reviewing accounting partner responsible for the audit of the Corporation's financials statements have not performed audit services for the Corporation for more than the previous five consecutive fiscal years.

            -- Ensure that the chief executive officer, controller, chief financial officer, chief accounting officer or other person serving in an equivalent position of the Corporation was not, within one year prior to the initiation of the audit, an employee of the independent public accountants who participated in any capacity in the Corporation's audit.

         Review and discuss the annual financial statements and related materials with the independent public accountants and management, including the Corporation's disclosures under 'Management's Discussion and Analysis of Financial Condition and Results of Operations', and recommend to the Board whether the annual financial statements should be included in the Corporation's Annual Report on Form 10-K.

         Prepare the audit committee report required by the rules of the SEC to be included in the Corporation's annual proxy statement.

         Discuss with management and the independent public accountants significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements, including any significant changes in the Corporation's selection or application of accounting principles, any major issues as to the adequacy of the Corporation's internal controls and any special steps adopted in light of material control deficiencies.

         Discuss with management and the independent public accountants the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation's financial statements.

         Review the type and presentation of information to be included in the Corporation's earnings press releases (especially the use of 'pro forma' or 'adjusted' information not prepared in compliance with generally accepted accounting principles), as well as review any financial information and earnings guidance provided by the Corporation to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and type of presentations to be made). The Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance.

         Review any significant accounting accruals, reserves or estimates made by management.

         Review policies and procedures in place to assure accurate and complete quarterly financial reporting.

         Review and discuss with management and the independent public accountants the Corporation's quarterly financial statements prior to the filing of its Form 10-Q.

         Meet privately with the Corporation's general counsel to determine if there are any legal matters that might have a significant impact on the financial statements and review the status of such items.

         Establish clear hiring policies by the Corporation for employees or former employees of the Corporation's independent public accountants.

         Discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation assess and manage the Corporation's exposure to risk, as well as the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         Inquire of management and the independent public accountants as to any significant financial reporting issues arising during the year, including any situations where management sought a second opinion from a second public accounting firm, and review the status.

         Inquire of management and the independent public accountants as to whether there are any significant items that have been or might be disputed by tax authorities and review the status of such items.

         Review the impact of significant regulatory changes and accounting or reporting developments.

         Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities. The Committee shall receive from the Corporation appropriate funding, as determined by the Committee, for payment of compensation necessary to secure such independent expert advice.

    INTERNAL CONTROLS:

        The Committee shall on at least an annual basis review and discuss with management and the independent auditor management's internal control report prepared in accordance with rules promulgated by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act. Such review shall cover controls with respect to the safeguarding of assets, prevention of employee conflicts of interest and fraud, and compliance with pertinent laws and regulations, including environmental compliance.

        To accomplish these objectives, the Committee will on at least an annual basis:

         Evaluate the policies implemented by management to assure the adequacy of internal controls and the financial reporting process, including security surrounding assets and computerized information systems.

         Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

         Discuss with the independent public accountants and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

         Review with the Corporation's internal auditors the scope of their reviews, their results and any matters that may be at issue with management.

         Review the annual internal audit plan and progress against the plan to determine that audit objectives and scope are adequate to support the Committee's responsibilities.

         Review the initial recommendations and the status of implementation of internal control recommendations made by the independent public accountants and the Corporation's internal auditors.

         Obtain from the Corporation's independent public accountants any information pursuant to Section 10A of the Securities Exchange Act of 1934.

         Review with the chief executive officer and chief financial officer and independent public accountants, periodically, the following:

            -- all significant deficiencies in the design or operation of internal controls that could adversely affect the Corporation's ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls identified by the Corporation's independent public accountants;

            -- any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls; and

            -- any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

         Review management's program to monitor compliance with laws and regulations, including environmental compliance, and the code of conduct, and to investigate employee misconduct or fraud.

         Regularly report its activities to the Board. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent public accountants, or the performance of the internal audit function.

         Prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this charter, and set forth the goals and objectives of the Committee for the upcoming year. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chairman of the Committee or any other member of the Committee designated by the Committee to make this report.

         Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Corporate Governance Committee and the Board for approval.

LIMITATION OF COMMITTEE'S ROLE

    While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent public accountants.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   GENTEK INC.

         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD May 12, 2004, the undersigned appoints Richard R. Russell, Matthew R. Friel and Mark J. Connor, or any of them, with full power of substitution, to attend the Annual Meeting of Stockholders of GENTEK INC. on May 12, 2004 (the "Annual Meeting"), and any adjournments thereof, on behalf of the undersigned and to vote all shares which the undersigned would be entitled to vote and to take all actions which the undersigned would be entitled to take if personally present upon the following matters set forth in the Notice of Annual Meeting and described more fully in the Proxy Statement:


         1. Proposal to elect two Class I directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and duly qualified.

           [___] FOR the TWO nominees listed below (except as marked to the contrary below)

           [___] WITHHOLD AUTHORITY to vote for the TWO nominees listed below

                 Dugald K. Campbell
                 William E. Redmond, Jr.

         INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below:

         2.  Proposal to ratify the appointment of Deloitte &
             Touche LLP as the Company's independent auditors for the fiscal year 2004.

             [___] FOR this appointment

             [___] AGAINST this appointment

             [___]    ABSTAIN

          3. In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.


This proxy, when properly executed, will be voted as directed. If this proxy is executed but no direction is indicated, this proxy will be voted FOR the proposal to elect two Class I directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and duly qualified; FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 2004; and in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy heretofore given with respect to such meeting.

PLEASE DATE, SIGN AND RETURN PROXY PROMPTLY


Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged:


--------------------------------------
Stockholder's Signature


--------------------------------------
Joint Holder's Signature (if applicable)


Date:
     ----------------------------------


NOTE: Please sign exactly as the name appears on the records of the Company and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).